ROPES & GRAY LLP
ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050
BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com

December 19, 2005 Evergreen Utilities and High Income Fund 200 Berkeley Street Boston, Massachusetts 02116

Re:	Evergreen Utilities and High
Income Fund Tender Offer
and Tender Offer Letter
dated December 19, 2005

Ladies and Gentlemen:

                We have acted as counsel to Evergreen Utilities and High Income Fund (the “Fund”) in connection with a tender offer to purchase for cash 468,544 of the Fund’s issued and outstanding shares (the “Shares”) at net asset value per share, which offer will expire at 5:00 PM Eastern time on January 20, 2006, unless the offer is extended (the “Tender Offer”). In that connection, we are furnishing you our opinion on certain federal income tax consequences of the sale of Shares to the Fund pursuant to the Tender Offer.

                In rendering our opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company’s formal tender offer letter to be filed with the United States Securities and Exchange Commission (the “SEC”) on or about December 19, 2005 (the “Tender Offer Letter”), and made such inquiries and examined such other documents as were necessary or appropriate to enable us to render this opinion. With your permission, we have assumed that the Tender Offer will be conducted and the Shares purchased in accordance with the terms of the Tender Offer Letter.

                Based on the foregoing, we hereby confirm that the discussion of certain United States federal income tax consequences of the sale of Shares to the Fund pursuant to the Tender Offer in section 14 of the Tender Offer Letter, entitled “Certain United States Federal Income Tax Consequences,” is materially accurate, subject to the limitations there stated.

ROPES & GRAY LLP

-2-	December 19, 2005

                We hereby consent to the use of our name under the caption “Certain Federal Income Tax Consequences” in the Tender Offer Letter. In giving this consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Ropes & Gray LLP